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                                                        Exhibit 23(c)


                   CONSENT OF SIMMONS & COMPANY INTERNATIONAL


Houston, Texas
January 15, 1996


We hereby consent to: (i) the inclusion as an Appendix to the Registration Statement related to the merger of a wholly owned subsidiary of Tesoro Petroleum Corporation with Coastwide Energy Services, Inc. ("Coastwide") on form S-4 (the "Tesoro S-4") of our opinion as to the fairness, from a financial point of view, to the holders of shares of Common Stock, Convertible Debentures and Class B Warrants of Coastwide of the consideration to be received by such holders; and (ii) the use of certain information from such opinion in the Tesoro S-4.

SIMMONS & COMPANY INTERNATIONAL

/s/ NICHOLAS L. SWYKA
------------------------
    Nicholas L. Swyka
    Managing Director